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                                                                    EXHIBIT 11.1

                        ON'VILLAGE COMMUNICATIONS, INC.

                   WEIGHTED AVERAGE COMMON SHARES OUTSTANDING

                                                                NOVEMBER 13,               YEAR
                                                              1995 (INCEPTION)             ENDED
                                                            TO DECEMBER 31, 1995     DECEMBER 31, 1996
                                                            --------------------     -----------------
Weighted Average Common Stock Outstanding(1)..............          311,962                352,117
Common Stock Equivalents per SAB 83
  Common shares and warrants issued subsequent to February
  1996 at prices or exercise prices below the expected
  offering price(2).......................................        1,246,334              1,246,334
  Assumed buyback of public shares(3).....................         (739,952)              (739,952)
                                                                  ---------              ---------
                                                                    506,382                506,382
                                                                  ---------              ---------
Weighted Average Common Shares Outstanding................          818,344                858,499
                                                                  =========              =========
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(1) Excludes 800,000 shares of Class B Common Stock held in escrow.

(2) Amount represents all common stock and warrants issued within one year of the initial filing of the Company's registration statement at a per share or exercise price per share below the anticipated public offering price of $5.00 per unit. As such, above calculation assumes the allocation of no value to the warrants contained in the units being offered.

(3) Amount represents the repurchase of shares at an assumed purchase price of $5.00 per share utilizing the proceeds received on the sale of common stock or exercise of warrants. As such, above calculation assumes the allocation of no value to the warrants contained in the units being offered.